Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-211898, 333-174456 and 333-218792), Form S-3 (File No. 333-260063) and Form S-1 (File Nos. 333-172202 and 333-257036) of Paltalk, Inc. of our report dated March 23, 2022, with respect to our audits of the consolidated financial statements of Paltalk, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Paltalk, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

March 23, 2022